SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940

                  The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:    KINETICS PORTFOLIOS TRUST

Address of Principal Business Office (No. & Street, City, State and Zip Code):

                           1311 Mamaroneck Avenue
                           White Plains, New York 10605

Telephone Number (including area code):     (800) 930-3828

Name and Address of agent for service of process:

                           Spitzer & Feldman P.C.
                           405 Park Avenue
                           New York, New York 10022
                           Attn:  Thomas R. Westle, Esq.

Check Appropriate Box:

                           Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:

                           YES   X                NO


                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of White Plains and State of New York on the 28th day of April, 2000.

                      Signature: KINETICS PORTFOLIOS TRUST

                                          By: /S/ STEVEN R. SAMSON
                                                   Steven R. Samson
                                                   President and Chairman

Attest: /S/ MURRAY STAHL
             Murray Stahl
             Trustee